UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    August 31, 2004

RenaissanceRe Holdings Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	34-0-26512	98-014-1974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Renaissance House 8-12 East Broadway, Pembroke Bermuda	HM 19
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (441) 295-4513

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On May 19, 2004, RenaissanceRe Holdings Ltd. (the "Company") entered into a new employment agreement with its Chairman and Chief Executive Officer, James N. Stanard. This new agreement amended and restated his prior employment agreement, subject to the approval of the Plan (as defined below) by our shareholders, which approval was granted on August 31, 2004. This new agreement, which was filed as an exhibit to our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, provides for a grant of options under the Plan effective as of the date of the Special Meeting (as defined below), for an aggregate of 2.5 million shares of common stock. As contemplated by Mr. Stanard's new agreement, these grants were made on August 31, 2004. The option agreement pursuant to which this grant was made to Mr. Stanard is filed herewith as Exhibit 10.1 and incorporated herein by reference.

On August 31, 2004, options to purchase a total of 5,206,000 shares were granted under the Plan, including the grants to Mr. Stanard described above and grants to the executive officers of the Company as follows: William I. Riker, President, options to purchase 700,000 common shares; John M. Lummis, Executive Vice President and Chief Financial Officer, options to purchase 700,000 common shares; John D. Nichols, Jr., Executive Vice President, options to purchase 350,000 common shares; Kevin O'Donnell, Senior Vice President - Property Catastrophe Reinsurance, options to purchase 250,000 common shares; and Michael W. Cash, Senior Vice President - Specialty Reinsurance, options to purchase 250,000 common shares. The form of option agreement pursuant to which option grants are made under the Plan to executive officers of the Company (with the exception of Mr. Stanard) is filed herewith as Exhibit 10.2 and incorporated herein by reference.

All of these options were issued with an exercise price of 150% of the fair market value of the Company's common shares on the date of grant, in accordance with the Plan (such that the exercise price is $74.24), except that one half of Mr. Stanard's options were issued with an exercise price of 200% of the fair market value of the Company's common shares on the date of grant (such that the exercise price is $98.98). In addition, pursuant to the terms of the option agreements, all of the grants provided for 100% "cliff" vesting on the fifth anniversary of issuance, subject to certain exceptions specified in the Plan.

Item 8.01.    Other Events.

A Special General Meeting of Shareholders was held on August 31, 2004 (the "Special Meeting"), at which meeting our shareholders approved the RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan (the "Plan") under which 6,000,000 common shares were reserved for issuance upon the exercise of options granted under the Plan. Approximately 94.5% of the shares cast at the meeting voted for approval of the Plan, and the shares cast at the meeting represented approximately 70.9% of the total outstanding common shares. The Plan is filed herewith as Exhibit 10.3 and incorporated herein by reference.

As described in the Company's Proxy Statement relating to the Special Meeting, the Plan provides for, among other things, mandatory premium pricing such that options can only be issued thereunder with a strike price at a minimum of 150% of fair market value on the date of grant, minimum 4-year cliff vesting, and no discretionary repricing.

Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

The following exhibits are filed as part of this report:

Exhibit #	Description
10.1	Option Agreement pursuant to which option grants are made under the Plan to James N. Stanard.
10.2	Form of Option Agreement pursuant to which option grants are made under the Plan to executive officers (excluding grants to Mr. Stanard).
10.3	RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENAISSANCERE HOLDINGS LTD.

Date: September 2, 2004  By:   /s/   Stephen H. Weinstein

Name:	Stephen H. Weinstein
Title:	Vice President, General Counsel & Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Option Agreement pursuant to which option grants are made under the Plan to James N. Stanard.
10.2	Form of Option Agreement pursuant to which option grants are made under the Plan to executive officers (excluding grants to Mr. Stanard).
10.3	RenaissanceRe Holdings Ltd. 2004 Stock Option Incentive Plan.